   As filed with the Securities and Exchange Commission on September 9, 1999
                                                  Registration No. 333-_________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       ----------------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                       ----------------------------------
                            FIRST FINANCIAL BANCORP.
             (Exact name of registrant as specified in its charter)

                           Ohio                                                            31-1042001
(State or other jurisdiction of incorporation or organization)                (I.R.S. Employer Identification No.)

                                 300 High Street
                                  P.O. Box 476
                            Hamilton, Ohio 45012-0476
                                 (513) 867-4700
  (Address, including zip code, of registrant's principal executive office)

                       ----------------------------------

  First Financial Bancorp. 1999 Stock Incentive Plan for Officers and Employees
                            (6,000,000 Common Shares)
   First Financial Bancorp. 1999 Stock Option Plan for Non-Employee Directors
                            (500,000 Common Shares)
                            (Full title of the plans)

                       ----------------------------------

                                Michael R. O'Dell
          Senior Vice President, Chief Financial Officer, and Secretary
                                 300 High Street
                                  P.O. Box 476
                            Hamilton, Ohio 45012-0476
                                 (513) 867-4700
  (Name, address including zip code, and telephone number including area code, of agent for service)

                       ----------------------------------

                  Please send copies of all communications to:

                               Neil Ganulin, Esq.
                               Frost & Jacobs LLP
                                 2500 PNC Center
                              201 East Fifth Street
                             Cincinnati, Ohio 45202
                                 (513) 651-6800

                         CALCULATION OF REGISTRATION FEE

------------------------ ---------------------- ---------------------- ----------------------- ----------------------
Title of                 Amount                 Proposed Maximum       Proposed Maximum        Amount of
Securities               to be                  Offering Price         Aggregate Offering      Registration
to be Registered         Registered             Per Share(1)           Price                   Fee
------------------------ ---------------------- ---------------------- ----------------------- ----------------------
Common Shares,
without par value(2)     6,500,000               $21.71875              $141,171,875             $39,245.79
------------------------ ---------------------- ---------------------- ----------------------- ----------------------

(1) Estimated in accordance with Rule 457(c) pursuant to Rule 457(h)(1), based upon the average of the high and low prices per share on The Nasdaq National Market on September 7, 1999, solely for the purpose of calculation of the registration fee.

(2)  Includes attached rights

Pursuant to Rule 416(a), this registration statement also covers additional common shares to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

         The following documents have been filed by First Financial Bancorp. (the "Company") with the Commission (File No. 000-12379) and are incorporated herein by reference:

         (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1998

         (2) The Company's Quarterly Report on Form 10-Q for the periods ended March 31, 1999 and June 30, 1999

         (3)      The Company's Current Report on Form 8-K filed on June 16,
                  1999

         All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Subsequently Filed Documents"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

         Any statement contained in this Registration Statement or in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any Subsequently Filed Document modifies or supersedes such statement. Any such modified or superseded statement shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

         The Company will provide without charge, upon written or oral request, to each person to whom a copy of this Registration Statement is delivered, a copy of any or all of the documents incorporated by reference herein, not including exhibits to such documents. Requests for such copies should be directed to Michael R. O'Dell, Secretary, 300 High Street, P.O. Box 476, Hamilton, Ohio 45012-0476, telephone number (513) 867-4700.

ITEM 4. DESCRIPTION OF CAPITAL STOCK.

         The following is a summary description of the capital stock of the Company, does not purport to be complete and is subject to, and is qualified in its entirety by, the Company's Amended Articles of Incorporation (the "Articles of Incorporation") as filed with the Securities and Exchange Commission on August 6, 1999 as Exhibit 3 to the Company's Quarterly Report on Form 10-Q (File No. 000-12379).

Authorized Shares. The Company's Articles of Incorporation authorize the issuance of 160,000,000 common shares, without par value, of which 42,594,164 shares were issued and outstanding at August 20, 1999. The remaining authorized but unissued shares of common stock may be issued upon authorization of the Board of Directors without prior shareholder approval. All issued shares of common stock of the Company are fully paid and non-assessable.

Dividend Rights. The holders of the Company's common stock are entitled to dividends and other distributions when, as and if declared by the Board of Directors out of funds legally available therefor. Subject to certain regulatory restrictions, dividends may be paid in cash, property or shares of common stock, unless the Company is insolvent or the dividend payment would render it insolvent.

Directors. The number of directors of the Company can be no less than 9 and no more than 25. The Company currently has 14 directors, divided into three classes of directors. The size of the Board can be increased or decreased at any time by:

              a. the affirmative vote of two-thirds (2/3rds) of the whole authorized number of directors, or

              b. the affirmative vote of the holders of at least two-thirds (2/3rds) of the outstanding voting power of the Company at a meeting of shareholders, at which a quorum is present, called for the purpose of electing directors.

         The Company's Board of Directors may not, under provisions of the Company's Regulations, increase the authorized number of directors by more than three positions during any period between annual meetings.

         The Company's directors are elected to three-year terms, with the term of office of one class expiring each year. Shareholders of the Company annually elect only one of the three classes. This method of election could be considered an impediment for a takeover of control of the Company by third parties.

Voting Rights. The holders of the Company's common stock are entitled to one vote per share on all matters presented for shareholder vote. Shareholders of the Company do not have cumulative voting rights in the election of directors.

Preemptive Rights. As permitted by law, the Company's Articles of Incorporation provide that the holders of the Company's common stock do not have preemptive rights.

Amendments to Articles of Incorporation and Regulations. Any provision of the Company's Articles of Incorporation may be amended, altered, changed or repealed by following the procedures prescribed by the then current laws of the State of Ohio.

         The Company's Regulations may be amended, altered, repealed or replaced by the affirmative vote of at least two-thirds (2/3rds) of shares outstanding at a meeting of shareholders called for such purpose, unless the change is recommended by the affirmative vote of two-thirds (2/3rds) of the whole authorized number of directors. If recommended by the affirmative vote of two-thirds (2/3rds) of the whole authorized number of directors, the affirmative vote of a majority of the outstanding shares will be required for approval.

Provisions Affecting Business Combinations and Changes in Control. Ohio law governs the rights of shareholders of the Company. Chapter 1704 of the Ohio Revised Code (the "ORC") may be viewed as having an anti-takeover effect. This statute, in general, prohibits an "issuing public corporation," the definition of which includes the Company, from entering into a "Chapter 1704 Transaction" with the beneficial owner, or affiliates of such beneficial owner, of 10.0% or more of the outstanding shares of the corporation (an "interested shareholder") for at least three years following the date on which the interested shareholder attains such 10.0% ownership, unless the board of directors of the corporation approves, prior to such person becoming an interested shareholder, either the transaction or the acquisition of shares resulting in a 10.0% ownership position. A "Chapter 1704 Transaction" is broadly defined to include, among other things, a merger or consolidation with; a sale of substantial assets to; or the receipt of a loan, guaranty or other financial benefit, which is not proportionately received by all shareholders, from the interested shareholder. Following the expiration of such three-year period, a Chapter 1704 Transaction with the interested shareholder is permitted only if i) the transaction is approved by the holders of at least two-thirds of the voting power of the corporation or such different proportion as is set forth in the corporation's articles of incorporation, including a majority of the outstanding shares excluding those owned by the interested shareholder, or (ii) the business combination results in the shareholders other than the interested shareholder receiving a prescribed "fair price" for their shares. One significant effect of Chapter 1704 is to encourage a person to negotiate with the board of directors of a corporation prior to becoming an interested shareholder.

         In addition, Section 1707.043 of the ORC requires a person or entity that makes a proposal to acquire the control of a corporation to repay to that corporation any profits made from trades in the corporation's stock within eighteen months after making the control proposal.

         Section 1701.831 of the ORC (the "Control Share Acquisition Statute") requires shareholder approval of any proposed "control share acquisition" of an Ohio corporation. A "control share acquisition" is the acquisition, directly or indirectly, by any person, including any individual, partnership, corporation, limited liability company, society, association or two or more persons who have a joint or common interest, of shares of a corporation that, when added to all other shares of the corporation that may be voted, directly or indirectly, by the acquiring person, would entitle such person to exercise or direct the exercise of 20.0% or more, but less than 33-1/3%, of the voting power of the corporation in the election of directors or 33-1/3% or more, but less than a majority, of such voting power or a majority or more of such voting power. Under the Control Share Acquisition Statute, the control share acquisition must be approved in advance by the holders of a majority of the outstanding voting shares represented at a meeting at which a quorum is present and by the holders of a majority of the portion of the outstanding voting shares represented at such a meeting excluding the voting shares owned by the acquiring shareholder and certain "interested shares," including shares owned by officers elected or appointed by the directors of the corporation and by directors of the corporation who are also employees of the corporation.

         The purpose of the Control Share Acquisition Statute is to give shareholders of Ohio corporations a reasonable opportunity to express their views on a proposed shift in control, thereby reducing the coercion inherent in an unfriendly takeover. The provisions of the Control Share Acquisition Statute grant to the shareholders of the Company the assurance that they will have adequate time to evaluate the proposal of the acquiring person, that they will be permitted to vote on the issue of authorizing the acquiring person's purchase program to go forward in the same manner and with the same proxy information that would be available to them if a proposed merger of the Company were before them and, most importantly, that the interests of all shareholders will be taken into account in connection with such vote and the probability will be increased that they will be treated equally regarding the price to be offered for their common shares if the implementation of the proposal is approved.

         The Control Share Acquisition Statute applies not only to traditional offers but also to open market purchases, privately negotiated transactions and original issuances by an Ohio corporation, whether friendly or unfriendly. The procedural requirements of the Control Share Acquisition Statute could render approval of any control share acquisition difficult in that the transaction must be authorized at a special meeting of shareholders, at which a quorum is present, by the affirmative vote of the majority of the voting power represented and by a majority of the portion of such voting power excluding interested shares. Any corporate defense against persons seeking to acquire control may have the effect of discouraging or preventing offers which some shareholders might find financially attractive. On the other hand, the need on the part of the acquiring person to convince the shareholders of the Company of the value and validity of the offer may cause such offer to be more financially attractive in order to gain shareholder approval.

         In addition, Section 1701.59 of the ORC provides that, in determining what such director reasonably believes to be in the best interests of the corporation, the director may consider, in addition to the interests of the corporation's shareholders, any of the interests of the corporation's employees, suppliers, creditors and customers, the economy of the State of Ohio and the United States, community and societal considerations and the long-term as well as the short-term interests in the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

         The overall effect of these statutes may be to render more difficult or discourage the removal of incumbent management or the assumption of effective controls by other persons.

The Company's Shareholders Rights Plan. On November 26, 1993, the Company adopted a shareholder rights plan (the "Plan") and declared a dividend of one right on each outstanding share of its common stock ("Right") to shareholders of record as of December 6, 1993. Each share of the Company's common stock issued after December 6, 1993 will include one Right. Under the Plan, the Rights will actually be distributed only if one or more of certain designated actions involving the Company's common stock occur.

         In the event of such a distribution, each Right would entitle the holder to purchase, at an exercise price as set forth in the plan, share or shares of the Company. In addition, upon the occurrence of certain other events, each Right holder would be entitled to receive common stock of any acquiring company worth two times the exercise price of the Right.

         Rights are not exercisable until distributed, and all Rights will expire at the close of business on December 6, 2003, unless earlier redeemed by the Company. The issuance of Rights may, however, have certain anti-takeover effects and possible disadvantages. The Rights will cause substantial dilution to a person or a group who attempts to acquire the Company or a significant common share ownership interest without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired. Accordingly, an acquiring entity might decide not to acquire the Company or such an interest, although individual shareholders may view such an acquisition favorably. In addition, to the extent that issuance of the Rights discourages takeovers that would result in a change in the Company's management or Board of Directors, such a change would be less likely to occur. The Board of Directors believes, however, that the advantages of discouraging potentially discriminatory and abusive takeover practices outweigh any potential disadvantages of the Rights. The Rights should not interfere with any merger or any business combination approved by the Board of Directors. The Rights are designed to protect shareholders against unsolicited attempts to acquire control of the Company, whether through accumulation of common shares in the open market or partial tender offers that do not offer a fair price for all shareholders.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Ohio General Corporation Law allows a corporation under certain circumstances to indemnify its directors, officers, and employees. Generally, whether by its articles of incorporation or its regulations or by statute, the indemnification permits the Company to pay expenses actually and necessarily incurred in the defense of any pending or threatened suit. The determination of the right of indemnification is determined by a quorum of disinterested directors not involved in such a pending matter and, if they are unable to make such determination, then such determination shall be made by independent legal counsel, the Company's shareholders or by the Butler County, Ohio, Court of Common Pleas. The statute does not allow indemnification of an officer or director where such person has been adjudicated negligent or guilty of misconduct. Additionally, such officer or director must have acted in good faith or had no reason to believe such officer's or director's conduct was unlawful to be indemnified.

         In general, the Company's Code of Regulations provides that the Company shall indemnify all persons whom it may indemnify to the full extent permitted by Ohio law.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         The Exhibits filed as part of this Registration Statement are described in the Exhibit Index included in this filing.

ITEM 9.  UNDERTAKINGS.

         (1)       The undersigned registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales of the securities registered hereunder are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

                           provided; however, that the undertakings in clauses
                           (i) - (ii) hereof will not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


         (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of Rule 512(h) of Regulation S-K, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issues.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton and State of Ohio, on the 24 day of August, 1999.

                                       FIRST FINANCIAL BANCORP.


                                       By: /s/ Stanley N. Pontius
                                           Stanley N. Pontius
                                           President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the dates indicated below by the following persons in the capacities indicated.



         /s/ Barry J. Levey                                                /s/ Stanley N. Pontius
-----------------------------------------------                   -------------------------------------------------
Barry J. Levey, Chairman of the Board                             Stanley N. Pontius, Director, President and Chief
                                                                  Executive Officer

Date:     August 24, 1999                                         Date:    August 24, 1999
       ----------------------------------------                             ------------------------------------------


         /s/ Michael R. O'Dell                                             /s/ C. Douglas Lefferson
-----------------------------------------------                   -------------------------------------------------
Michael R. O'Dell, Senior Vice President, Chief                   C. Douglas Lefferson, First Vice President,
Financial Officer and Secretary                                   Comptroller

Date:    August 24, 1999                                          Date:    August 24, 1999
       ----------------------------------------                             ------------------------------------------


         /s/ Barry J. Levey                                                /s/ Stephen S. Markum
-----------------------------------------------                   -------------------------------------------------
Barry J. Levey, Chairman of the Board                             Stephen S. Markum, Director

Date:     August 24, 1999                                         Date:    August 24, 1999
       ----------------------------------------                             ------------------------------------------


         /s/ Donald M. Cisle                                               /s/ Murph Knapke
-----------------------------------------------                   -------------------------------------------------
Donald M. Cisle, Director                                         Murph Knapke, Director

Date:    August 24, 1999                                          Date:    August 24, 1999
       ----------------------------------------                             ------------------------------------------

         /s/ Carl R. Fiora                                                 /s/ Steven C. Posey
-----------------------------------------------                   -------------------------------------------------
Carl R. Fiora, Director                                           Steven C. Posey, Director

Date:    August 24, 1999                                          Date:    August 24, 1999
       ----------------------------------------                             ------------------------------------------


         /s/ Richard L. Alderson                                           /s/ Perry D. Thatcher
-----------------------------------------------                   -------------------------------------------------
Richard L. Alderson, Director                                     Perry D. Thatcher, Director

Date:    August 24, 1999                                          Date:    August 24, 1999
       ----------------------------------------                             ------------------------------------------

                                  EXHIBIT INDEX


Exhibit          Description                                                                             Page

3.1 Amended Articles of Incorporation of the Company are hereby incorporated by reference to Exhibit 3 to the Company's
                 Quarterly Report on Form 10-Q (File No.
                 000-12379) filed on August 6, 1999.

3.2              Amended and Restated Regulations of the Company are hereby incorporated by reference to Exhibit 3(b) to the Company's Annual Report on Form 10-K (File
                 No.000-12379) filed on March 30, 1999.

4.1              First Financial Bancorp. and The First National Bank of Southwestern Ohio,
                 Rights Agent: Rights Agreement is hereby incorporated by reference to Exhibit 4 to the Company's Annual Report on Form 10-K (File No.000-12379) filed on March
                 30, 1999.

4.2              First Amendment to Rights Agreement is hereby incorporated by reference to
                 Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q (File No.000-12379)
                 filed on May 14, 1998.

4.3              First Financial Bancorp. 1999 Stock Incentive Plan for Officers and Employees
                 is hereby incorporated by reference to Exhibit A to the Company's Proxy
                 Statement filed on March 22, 1999.

4.4              First Financial Bancorp. 1999 Stock Option Plan for Non-Employee Directors is
                 hereby incorporated by reference to Exhibit B to the Company's Proxy Statement filed on March 22, 1999.

5                Opinion of Frost & Jacobs LLP

23.1             Consent of Frost & Jacobs LLP (contained in Exhibit 5)

23.2             Consent of Ernst & Young LLP